UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2022

Charge Enterprises, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	File No. 333-253073	90-0471969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Park Avenue, 25th Floor New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

(212) 921-2100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2022, our Board of Directors (the “Board”) increased the number of authorized persons constituting the entire Board of Directors from seven to ten.

In addition, on January 10, 2022, the Board elected three new directors described below, to fill the newly-created vacancies, each new director to serve a term expiring at our 2022 Annual Meeting of Stockholders.

Chantel E. Lenard

Chantel E. Lenard was elected as an independent member of the Board and appointed to serve on the Audit Committee and the Nominating and Governance Committee.  The selection of Ms. Lenard was not pursuant to any arrangement or understanding between her and any other person.

Ms. Lenard was selected as one of the “100 Leading Women in North American Auto Industry” by Automotive News, received the Outstanding Industrial Engineering Alumni award from Purdue University and is also a recipient of an Effie Gold Award for marketing innovation and effectiveness.  Having served as U.S. Chief Marketing Officer of Ford Motor Company, in a 25-year career where she created high performance results delivering $80 billion in annual revenue, Ms. Lenard transformed Ford’s marketing approach toward a digital focus and led the integration of predictive analytics into the client centric experience.  She also possesses strong board of directors experience.

Gary Jacobs, Esq.

Gary Jacobs, Esq. was elected as an independent member of the Board and appointed to serve on the Audit Committee and serve as the Chair of the Nominating and Governance Committee.  The selection of Mr. Jacobs was not pursuant to any arrangement or understanding between him and any other person.

Mr. Jacobs has extensive business and corporate experience, including corporate strategy and international ventures.  As a corporate lawyer, he represented major companies active in a variety of industries in M&A, securities and other transactions.  He previously served in senior executive positions at MGM Resorts International, including President of Corporate Strategy, Executive Vice President, General Counsel and Secretary.  He was also a member of MGM’s board of directors and Executive Committee.  While at MGM Resorts Mr. Jacobs was heavily involved in major corporate transactions, such as MGM’s acquisition of Mandalay Resorts, the development of City Center, the purchase and sale of significant properties and domestic and international expansion.  He is currently Chairman of Second Wave Delivery Systems, LLC, and until its sale in 2020, was Chairman of Accuity Delivery Systems, LLC.

Amy Hanson

Amy Hanson was elected as an independent member of the Board and appointed to serve as the Chair of the Audit Committee.  The selection of Ms. Hanson was not pursuant to any arrangement or understanding between her and any other person.

Ms. Hanson has extensive experience as a C-level executive with a focus on finance, operations, strategic planning and M&A execution encompassing acquisition, consolidation and integration leadership.  She founded an advisory firm to counsel senior corporate leadership on real estate strategy, technology portfolio insights and private label credit business.  She has strong board of directors experience and was previously Executive Vice President and Corporate Officer of Macy’s Inc where she spent 33 years in various executive positions.

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General

The Board has determined that each of Ms. Lenard, Mr. Jacobs and Ms. Hanson is independent and meets the applicable independence requirements of the Nasdaq Stock Market and our Corporate Governance Guidelines.  The Board also determined that Ms. Hanson is an “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K, based on the Board’s evaluation of her accounting knowledge, qualifications, and experience, and finding that she has appropriate experience or background that results in her financial sophistication in accordance with the additional requirements of the Nasdaq Stock Market.

There have been no transactions since the beginning of our last fiscal year, and there are no currently proposed transactions, in which our company was or is to be a participant and in which any of Ms. Lenard, Mr. Jacobs or Ms. Hanson, or any member of their respective immediate family, had or will have any interest that are required to be reported under Item 404(a) of Regulation S-K.

Compensation

In connection with their election to the Board, on January 10, 2022, each of Ms. Lenard, Mr. Jacobs and Ms. Hanson was granted a non-qualified stock option under our 2020 Omnibus Equity Incentive Plan, as amended and restated on December 23, 2021, to purchase shares of our common stock at an exercise price of $3.49, the closing price of our common stock on the date of grant.

The option granted to each of Ms. Lenard and Mr. Jacobs is exercisable for 400,000 shares of our common stock.  The option granted to Ms. Hanson is exercisable for 500,000 shares of our common stock.  Each option has a term of six years.  Each option is subject to a vesting schedule that provides 25% of the option is exercisable on the date of grant and, thereafter, an additional 25% of the option is exercisable on each first, second, and third-year anniversary of the date of grant.

Press Release

On January 14, 2022, we issued a press release announcing the appointment of each of Ms. Lenard, Mr. Jacobs and Ms. Hanson and described above under Item 5.02 of this Current Report on Form 8-K.  A copy of this press release is filed as an Exhibit to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press Release dated January 14, 2022

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARGE ENTERPRISES, INC.

By:	/s/ Leah Schweller
Leah Schweller
Chief Financial Officer
Dated: January 14, 2022

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